UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest reported) April 28, 2009

SONIC INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-30335	87-0494518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, UT 84121-7036

(Address of principal executive offices)

(801) 365-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06	Determination of a Material Charge for Impairment to a Company’s Assets

In November 2008, the Federal Council of Germany passed legislation, which became effective on April 1, 2009, changing the reimbursement methodology related to hearing aids sales which required Sonic Innovations, Inc.’s (“the Company”) German subsidiary, Sonic Innovations GmbH, to renegotiate its contracts with insurance companies. Sonic Innovations GmbH has successfully renegotiated contracts representing approximately 27 percent of revenue and is reasonably certain that other contracts will be renegotiated shortly. However, certain insurance companies have refused to enter into contracts, and therefore, Sonic Innovations GmbH filed a lawsuit in the Social Court in Hamburg, Germany against an insurance company representing approximately 25 percent of revenue requesting that the court compel the insurance company to enter into a contract with Sonic Innovations GmbH. On April 28, 2009, the Social Court rendered its decision rejecting Sonic Innovations GmbH’s claims. As a result of this adverse decision, the Company expects that certain other insurance companies may also refuse to renegotiate contracts with Sonic Innovations GmbH.

Without renegotiated insurance contracts, and the ability to pay customary fitting fees to the ear, nose, and throat doctors, the Company expects that the revenue from Sonic Innovations GmbH may decline between 50-75 percent from 2009 projections. The Company is considering alternatives available to it, and as a result of the anticipated decline in revenue, the Company expects to recognize a goodwill and asset impairment charge of approximately $14.7 million in the first quarter of 2009 related to its Sonic Innovations GmbH subsidiary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Dated: April 28, 2009

SONIC INNOVATIONS, INC.

/s/ Michael M. Halloran

Michael M. Halloran
Vice President and Chief Financial Officer